As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-268200

Registration No. 333-264329

Registration No. 333-262170

Registration No. 333-261607

Registration No. 333-260263

Registration No. 333-258315

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-268200

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-264329

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-262170

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-261607

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-260263

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-258315

UNDER

THE SECURITIES ACT OF 1933

BLUE APRON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4777373
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Blue Apron Holdings, Inc.

28 Liberty Street

New York, New York 10005

(347) 719-4312

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Linda Findley

President and Chief Executive Officer

Blue Apron Holdings, Inc.

28 Liberty Street

New York, New York 10005

Telephone: (347) 719-4312

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew Gasper Chief Governance Officer and Secretary Wonder Group, Inc. 4 World Trade 150 Greenwich Street, 57th Floor New York, New York 10007 Telephone: (908) 986-2038	Meredith L. Deutsch, Esq. General Counsel and Corporate Secretary Blue Apron Holdings, Inc. 28 Liberty Street New York, New York 10005 Telephone: (347) 719-4312

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by Blue Apron Holdings, Inc. (the “Company”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1.	Registration Statement No. 333-268200, registering up to $100,000,000 in aggregate offering price of any combination of debt securities, shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), shares of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”) and warrants, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2022 and declared effective by the SEC on November 10, 2022.

2.	Registration Statement No. 333-264329, registering 19,668 shares of Class A Common Stock, which was filed with the SEC on April 15, 2022 and declared effective by the SEC on April 28, 2022.

3.	Registration Statement No. 333-262170, registering 18,709 shares of Class A Common Stock, which was filed with the SEC on January 14, 2022 and declared effective by the SEC on January 28, 2022.

4.	Registration Statement No. 333-261607, registering 1,576,337.45990377shares of Class A Common Stock, which was filed with the SEC on December 10, 2021 and declared effective by the SEC on December 21, 2021.

5.	Registration Statement No. 333-260263, registering 11,155 shares of Class A Common Stock, which was filed with the SEC on October 15, 2021 and declared effective by the SEC on October 22, 2021.

6.	Registration Statement No. 333-258315, registering 10,862 shares of Class A Common Stock, which was filed with the SEC on July 30, 2021 and declared effective by the SEC on August 10, 2021.

All share numbers set forth above reflect a 1-for-12 reverse stock split of Class A Common Stock that became effective on June 7, 2023.

On November 13, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of September 28, 2023 (the “Merger Agreement”), by and among the Company, Wonder Group, Inc., a Delaware corporation (“Parent”), and Basil Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 13th day of November, 2023.

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name:	Linda Findley
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.